Exhibit 21
IDEXX LABORATORIES, INC.
SUBSIDIARIES OF THE COMPANY
(as of December 31, 2007)

Legal Entity Name	Jurisdiction of Incorporation

Cardiopet Incorporated	Delaware, U.S.
Diavet Labor AG	Switzerland
Genera Technologies Limited	United Kingdom
IDEXX Computer Systems, Inc.	Delaware, U.S.
IDEXX Distribution, Inc.	Massachusetts, U.S.
IDEXX Europe B.V.	The Netherlands
IDEXX GmbH	Germany
IDEXX Holding GmbH	Germany
IDEXX Laboratories B.V.	The Netherlands
IDEXX Laboratories Canada 1, ULC	Canada (Nova Scotia)
IDEXX Laboratories Canada 2, ULC	Canada (Nova Scotia)
IDEXX Laboratories Canada Corporation	Canada
IDEXX Laboratories Canada LP	Canada (Ontario)
IDEXX Laboratories Italia S.r.l.	Italy
IDEXX Laboratories, KK	Japan
IDEXX Laboratories Limited	United Kingdom
IDEXX Laboratories (NZ) Limited	New Zealand
IDEXX Laboratories Pty. Limited	Australia
IDEXX Laboratories (Proprietary) Limited	South Africa
IDEXX Laboratories, S. de R.L. de C.V.	Mexico
IDEXX Laboratorios, S.L.	Spain
IDEXX Laboratories Sp. z o.o.	Poland
IDEXX Laboratories SPRL	Belgium
IDEXX Laboratories Inc.	Taiwan R.O.C.
IDEXX Operations, Inc.	Delaware, U.S.
IDEXX Pharmaceuticals, Inc.	Delaware, U.S.
IDEXX Real Estate Holdings, LLC	Maine, U.S.
IDEXX Reference Laboratories, Inc.	Delaware, U.S.
IDEXX Reference Laboratories Ltd.	Canada
IDEXX SARL	France
IDEXX Switzerland AG	Switzerland
IDEXX UK Acquisition Limited	United Kingdom
Institut Pourquier SAS	France
Laboratoire IDEXX SARL	France
OPTI Medical Systems, Inc.	Delaware, U.S.
OPTI Medical Systems GmbH	Germany
SR Vetcheck, LLC	North Carolina, U.S.
Syracuse Bioanalytical, Inc.	New York
Vet Med Lab ApS	Denmark
Vet Med Lab (UK) Ltd	United Kingdom
Vet Med Labor GmbH	Germany
Vet Med Labor GmbH	Austria